Exhibit 99


NEWS RELEASE


CONTACT:     RESCO - Donald G. Smith  (540) 342-1831
             SWVA - Timothy R. Duke (304) 696-8200

                       ROANOKE ELECTRIC STEEL CORPORATION
                        AND STEEL OF WEST VIRGINIA, INC.
                         ANNOUNCE AN AGREEMENT FOR RESCO
                                 TO ACQUIRE SWVA


     Roanoke, VA, November 10, 1998 - Roanoke Electric Steel Corporation (NASDAQ- NNM-RESC) and Steel of West Virginia, Inc. (NASDAQ-NNM-SWVA) announced that Roanoke Electric Steel Corporation ("RESCO") will, pursuant to an agreement signed today, acquire Steel of West Virginia, Inc. ("SWVA"), a Huntington, West Virginia, steel manufacturer. The transaction contemplates that RESCO will pay $10.75 per share for each outstanding share of common stock of SWVA, on a fully-diluted basis, and assume all of SWVA's indebtedness, in a transaction worth approximately $116.7 million.

     The transaction has been unanimously approved by the Boards of Directors of both companies, and the Board of SWVA has agreed to recommend that its shareholders accept the RESCO offer. The transaction will be concluded through a tender offer, followed by a merger. The offer is subject to customary conditions, including the tender of a majority of the shares of SWVA common stock and termination of the Hart-Scott-Rodino waiting period.

     Through the merger, SWVA will become a wholly-owned subsidiary of RESCO, and each share of SWVA common stock not purchased in the offer will be converted to the right to receive the cash price paid per share in the offer. The obligations of RESCO are not subject to any financing condition. A bank syndicate has been arranged for financing the transaction.

     "Together we will be a much larger player in the market, with sales of approximately $400,000,000" said Donald G. Smith, Chairman and CEO of RESCO. "Steel of West Virginia is an excellent strategic fit with our business. We will expand our range of products and broaden our sales." Smith added that "we anticipate that the acquisition will result in an immediate increase in our earnings per share."

     "This transaction offers excellent value and an attractive premium for our shareholders, and at the same time, our employees, suppliers and customers will benefit from the strength of our combined companies," said Timothy R. Duke, CEO and President of SWVA. Mr. Duke will

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remain as president of the SWVA subsidiary of RESCO and will be joining the
Board of RESCO upon the closing of the transaction.

     As part of the transaction, SWVA has agreed to grant an option to RESCO to purchase up to 1,196,748 newly issued shares of SWVA common stock, exercisable upon the occurrence of certain events, and to pay a $5,000,000 "break-up" fee under certain circumstances. Finally, as a part of the transaction, SWVA has amended its Shareholder Rights Plan to provide that RESCO will not become an "Acquiring Person" or trigger the dilution provisions of that Plan by preceding with this transaction.

     Janney Montgomery Scott is serving as financial advisor to SWVA, and Ewing Monroe Bemiss & Co. is the financial advisor to RESCO. Both have issued fairness opinions concerning the transaction to their respective clients.

     RESCO, founded in 1955 by John W. Hancock, Jr., manufactures, fabricates and markets merchant steel products, billets, open web steel joists and reinforcing bars. It earned approximately $17,000,000 on sales of approximately $265,000,000 in 1997, the second best year in the company's history. The main plant is a mini-mill located in Roanoke, Virginia. Four subsidiaries are involved in various steel-related activities consisting of steel scrap processing, steel bar joist fabrication and reinforcing bar fabrication. The company presently employs approximately 1,150 persons in Virginia, South Carolina and Ohio.

     SWVA operates a mini-mill in Huntington, West Virginia, and steel fabrication facilities in Huntington and Memphis, Tennessee. The company earned approximately $5,000,000 on sales of approximately $113,000,000 in 1997. Employment is approximately 600 in West Virginia and Tennessee.

     SWVA, headquartered in Huntington, West Virginia, custom designs and manufactures special steel products principally for use in the construction of truck trailers, industrial lift trucks, off-highway construction equipment (such as bulldozers and graders), manufactured housing, guard rail post, and mining equipment. RESCO and SWVA do not generally compete as regards customers and products.

     The offer will be made only pursuant to definitive offering documents, which will be filed with the Securities and Exchange Commission and mailed to SWVA stockholders promptly.

     Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.


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     Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect either company's prospects in general are described in the companies' filings with the Securities and Exchange Commission.




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